UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 21, 2011

Iridium Communications Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33963	26-1344998
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1750 Tysons Boulevard

Suite 1400

McLean, VA 22102

(Address of principal executive offices)

703-287-7400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously reported, on October 4, 2010, we entered into a COFACE Facility Agreement with a syndicate of bank lenders (the “Facility”), which provides for borrowings up to $1.8 billion to fund (i) 85% of the costs of the construction of the satellites for our next-generation satellite constellation, Iridium NEXT, (ii) premiums for the COFACE insurance of 95% of the principal and interest under the Facility, and (iii) a substantial portion of the interest under the Facility during the construction and launch phase of Iridium NEXT. The Facility is comprised of two tranches:

•	Tranche A – $1,537,500,000 at a fixed rate of 4.96%; and

•	Tranche B – $262,500,000 at a floating rate equal to the London Interbank Offer Rate (“LIBOR”) plus 1.95%.

As previously disclosed, we also pay a commitment fee of 0.80% per year, in semi-annual installments, on the undrawn portion of the Facility. Scheduled semi-annual principal repayments will begin six months after the earlier of (i) the launch of a specified number of satellites or (ii) September 30, 2017, and the Facility will mature seven years after the first repayment date. Our obligations under the Facility are secured on a senior basis by a lien on substantially all of our assets. The Facility contains standard representations, conditions precedent to drawing of funds, events of default, acceleration provisions and covenants, including financial performance covenants.

In a series of borrowings under the Facility from May 11 through July 21, 2011, we borrowed an aggregate of approximately $112.1 million, bringing our total outstanding borrowings under the Facility to approximately $307.3 million as of the date of this filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRIDIUM COMMUNICATIONS INC.

Date: July 25, 2011	By:	/s/ Thomas J. Fitzpatrick
		Name:	Thomas J. Fitzpatrick
		Title:	Chief Financial Officer